Exhibit 99.1
Bank of Commerce Holdings™ to participate in U.S. Treasury’s Capital Purchase Program
REDDING, California, November 13, 2008/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ:BOCH), a $650 million financial services holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ today announced that the Company has obtained approval of its application for the United States Treasury to invest approximately $17.0 million in the Company’s preferred stock and common stock warrants.
The U.S. Treasury introduced the Capital Purchase Program on October 14, 2008, under which the Treasury will make up to $250 billion in equity capital available to qualifying healthy financial institutions. Bank of Commerce Holdings has qualified for this highly selective program and has received approval.
The investment is expected to occur in the fourth quarter of 2008. The preferred stock will earn a 5% dividend for the first five years.
“The additional capital will further enhance the Company’s already well-capitalized position,” said Patrick J. Moty, President and CEO. “This investment will increase our ability to meet the needs of our customers and the communities we serve. It also benefits our shareholders by providing the capital base for us to expand our market share in a sound manner and build shareholder value. The program is aimed at healthy banks and provides attractive terms to encourage lending and acquisition opportunities.”
The U.S. Treasury introduced the Capital Purchase Program on October 14, 2008. “We believe the benefits of the capital infusion far outweigh any dilution from the Treasury’s equity position’” said Mr. Moty.
For bank regulatory purposes, both Bank of Commerce Holdings and Redding Bank of Commerce are ‘well-capitalized’ as of September 30, 2008, the most recent reporting date. On a pro-forma basis, if the issuance of the preferred stock had occurred on September 30, 2008, the Company’s total risk-based capital would have increased to 14.28% from 11.37%.
The Treasury’s term sheet with additional detail about the Capital Purchase Program is available on the Treasury’s website at http://www.ustreas.gov
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™.
The Company is a federally insured California banking corporation and opened on October 22, 1982.

BOCH is a NASDAQ National Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:
Howe Barnes Hoefer & Arnett Investment Inc. /
John T. Cavender
555 Market Street
San Francisco, CA (800) 346-5544
Hill, Thompson, Magid & Co. Inc /
R.J. Dragani
15 Exchange Place, Suite 800
Jersey City, New Jersey 07030 (201) 369-2908
Sandler & O’Neil /Bryan Sullivan
919 Third Avenue, 6th Floor
New York, NY 10022 (888) 383-3112
Raymond James Financial/ Geoff Ball
1805 Hilltop Drive, Suite 106
Redding, CA (800) 926-5040
Contact information:

Patrick J. Moty, President and CEO	530-722-3953
Linda J. Miles, Chief Financial Officer	530-722-3955

2